Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
Dated as of June 26, 2008
Among
ORBOTECH LTD.,
PDI ACQUISITION, INC.
And
PHOTON DYNAMICS, INC.

ii

iii

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 26, 2008, among ORBOTECH LTD., a company organized under the laws of Israel (“Parent”), PDI ACQUISITION, INC., a California corporation (“Sub”) and an indirect wholly owned subsidiary of Parent, and PHOTON DYNAMICS, INC., a California corporation (the “Company”).
          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the “Merger”) of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, no par value, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive $15.60 in cash; and
          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions”.
          SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 1.03. Effective Time. The parties shall jointly prepare and execute, and the Surviving Corporation shall file as soon as practicable on the Closing Date, with the Secretary of State of the State of California, an agreement of merger with an officers’ certificate of each of the constituent corporations (together, the “Merger Filing”) executed in accordance with Section 1103 of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Merger Filing is accepted for filing with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Merger Filing (the time the Merger becomes effective being the “Effective Time”).
          SECTION 1.04. Effects. The Merger shall have the effects set forth in the CGCL, including in Sections 1107 and 1107.5 of the CGCL.
          SECTION 1.05. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article III of such Articles of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.”, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of and simultaneously with the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:
          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(a) and 2.01(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $15.60 in cash (the “Company Common Stock Price”).
          (2) The aggregate cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.
          (3) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (A) the outstanding shares of Company Common Stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, stock combination, reverse stock split or similar transaction, (B) the Company declares or makes any dividend or distribution on its shares or (C) the Company engages in any spin-off or split-off to its shareholders, then in any such case the Merger Consideration shall be appropriately and proportionately adjusted to reflect such action (it being understood that pursuant to Article V none of the foregoing actions are permitted between the date of this Agreement and the Effective Time).

          (d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are (i) determined to be “dissenting shares” under Section 1300(b) of the CGCL (“Dissenting Shares”), (ii) outstanding immediately prior to the Effective Time and (iii) held by any person who is entitled to demand and properly demands payment of the fair market value of such Dissenting Shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL, shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 1301 of the CGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 1301, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any other Parent Subsidiary (as defined in Section 6.06(b))) to, deposit with Computershare Trust Company, N.A. or such other bank or trust company as may be designated by Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash out of the Exchange Fund to the holders of shares of Company Common Stock who have surrendered their certificates representing such stock as set forth in Section 2.02(b). The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying

Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated hereunder. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. After the close of business on the day in which the Effective Time occurs there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged against the delivery of Merger Consideration as provided in this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent, and Parent shall remain liable, for payment of its claim for Merger Consideration.
          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), then, immediately prior to such date, any cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. If, subject to the first sentence of Section 2.02(a), for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the amount of such insufficiency. Any interest and other income resulting from such investments shall be paid to Parent.
          (g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Israeli Income Tax Ordinance (New Version) 1961, as amended, or under any other provision of U.S. state, local, Israeli or other foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (h) Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (which affidavit shall include an undertaking (in a form reasonably acceptable to Parent) to indemnify Parent for any losses incurred by Parent in connection with any action taken pursuant to this clause (h)) and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

ARTICLE III
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (with specific reference to the section of this Agreement to which the information stated in such letter relates) (the “Company Disclosure Letter”):
          SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and, where relevant, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect (as defined in Section 9.03(a)). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary other than in any such jurisdiction where the failure to so qualify, individually or in the aggregate, has not had or is not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.
          SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists as of the date of this Agreement each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (each a “Lien” and, collectively, “Liens”) (other than transfer restrictions imposed by applicable securities laws).
          (b) Except for its interests in the Company Subsidiaries, as of the date of this Agreement the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
          (c) Neither the Company nor any Company Subsidiary: (i) carries on business in Israel in such a manner so as to require it to register as a foreign corporation or owns, directly or indirectly, any equity interest in any person that is organized in Israel or that conducts business in Israel; or (ii) has made any sales to Israel in the twenty-four months ended March 31, 2008.
          SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, with no par value (the “Company Preferred Stock”). At the close of business on June 24, 2008, (i) 17,813,875 shares of Company Common Stock were issued and outstanding, of which none were subject to vesting or restrictions on transfer, (ii) 1,119,690 shares of Company Common Stock were reserved and available for issuance pursuant to Company Stock Plans (as defined in Section 6.05(d)) and (iii) no shares of Company Preferred Stock were outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined in Section 6.05(d)). Section 3.03 of the Company Disclosure Letter sets forth a complete and accurate list, as of June 24, 2008, of all outstanding Company Stock Options (as defined in Section 6.05(d)) and Company RSUs (as defined in Section 6.05(d)), the number of shares of Company Common Stock subject thereto, the exercise prices (if applicable) and vesting schedules thereof and whether any of the foregoing are subject to terms that provide for acceleration of vesting upon the consummation of the Merger. All Company Stock Options and Company RSUs are evidenced by stock option agreements or restricted stock unit agreements, in each case substantially identical to the forms set forth in Section 3.03 of the Company Disclosure Letter, and no stock option agreement or restricted stock unit agreement contains terms that are inconsistent with, or in addition to, the terms contained in such forms. With respect to the Company Stock Options, (i) each Company Stock Option that was intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party whose signature was necessary to make such agreement legally binding, (iii) each such grant was made in accordance with the terms of the Company Stock Plans and all other applicable Laws and regulatory rules or requirements and (iv) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP (as defined in Section 6.05(d)) at the close of business on November 18, 2008 (assuming the fair market value of a share of Company Common Stock on such date is equal to $15.60 and payroll deductions continue at the current rate) is 70,000. Each Company Stock Option and Company RSU may be treated in accordance with Section 6.05 without the consent of the holder of such Company Stock Option or Company RSU. No holder of any Company Stock Option or Company RSU is entitled to any treatment of such Company Stock Option or Company RSU other than as provided in Section 6.05, and after the Effective Time no holder of a Company Stock Option or Company RSU (or former holder of a Company Stock Option or Company RSU) or any Company Participant (as defined in Section 3.08(iv)) in the Company Stock Plans or any Company Benefit Plan (as defined in Section 3.10) or Company Benefit Agreement (as defined in Section 3.08(iv)) shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including “phantom” stock or stock appreciation rights). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound.
          (b) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, (A) there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary and (B) no dividends or other distributions have been declared and not paid by the Company on any shares of Company Common Stock.
          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders give the Company Shareholder Approval. Except for applicable provisions of the CGCL, to the Company’s knowledge, no U.S. state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.
          (c) The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.
          SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, governmental concession, governmental franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, directive, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any U.S. Federal, U.S. state, local, Israeli or other foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, U.S., Israeli or otherwise foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Monopoly Regulation and Fair Trade Act of South Korea, (C) the Fair Trade Act of Taiwan, (D) the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan, and (E) as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China and the Anti-Monopoly Law of the People’s Republic of China, (ii) compliance with and legally required filings under any Defense Review Laws (as defined in Section 6.03(d)), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval of this Agreement and the Merger by the Company’s shareholders (the “Company Proxy Statement”) and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Merger Filing with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) any filings with NASDAQ Global Select Market (the “NASDAQ”) and (vi) such other items (A) that may be required under the applicable Law of any foreign country (including Israel), (B) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.06. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since October 1, 2006 (the “Company SEC Documents”).
          (b) Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later filed Filed Company SEC Document (as defined in Section 3.08), each Company SEC Document as of its respective date complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, except to the extent that such consolidated financial statements have been revised, amended, supplemented or superseded in a later filed Company SEC Document, fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except as set forth in the Filed Company SEC Documents, the Company and the Company Subsidiaries taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, are reasonably expected to have a Company Material Adverse Effect.
          (d) With respect to the Company’s (i) annual report on Form 10-K for the fiscal year ended September 30, 2007 (filed January 23, 2008) and (ii) quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2007 (filed February 8, 2008) and March 31, 2008 (filed May 12, 2008), (A) the statements made in Exhibits 31.1 and 31.2 to each of such filings are true and correct in all material respects, (B) the chief executive officer and chief financial officer of the Company at the time of the filing of such reports were responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a-14(c) under the Exchange Act) for the Company and: (1) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, was made known to them by others within those entities, particularly during the period in which such report or amendment thereto was being prepared; (2) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment thereto; and (3) presented in such report or amendment thereto their conclusions about the effectiveness of the Company’s disclosure controls and procedures and (C) the chief executive officer and chief financial officer of the Company at the time of filing such reports indicated in such report or amendment thereto significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses.
          (e) Except as disclosed in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2008, the chief executive officer and chief financial officer of the Company, based on their most recent evaluation, did not disclose to the Company’s auditors and the audit committee of the Company Board: (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or material weaknesses in the Company’s internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          (f) The Company maintains a system of internal accounting controls that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (g) None of the Company Subsidiaries is, or has at any time since October 1, 2006, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
          (h) Set forth in Section 3.06(h) of the Company Disclosure Letter is a list of the names of all suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary has purchased, either on an individual Contract basis or in the aggregate, at least $200,000 in goods and services in the twelve months ended April 30, 2008.
          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Shareholders Meeting (as defined in Section 6.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Company Proxy Statement.
          SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), from October 1, 2007, to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with prior practice, and during such period there has not been:
     (i) any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material

Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company’s industry in general and not specifically relating to the Company or any Company Subsidiary;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;
     (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;
     (iv) (A) (1) any granting by the Company or any of the Company Subsidiaries of any loan or material increase in compensation, perquisites or benefits or any bonus or award, or (2) any payment by the Company or any of the Company Subsidiaries of any bonus, in each case to any current or former director, officer, employee, contractor or consultant of the Company or any of the Company Subsidiaries (each, a “Company Participant”), other than in the ordinary course of business consistent with prior practice or as was required under any plan or agreement in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of the Company Subsidiaries to any Company Participant of any increase in severance, change in control or termination pay or benefits, (C) any material amendment of or modification to or agreement to materially amend or modify (or announcement of an intention to so amend or modify), (x) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any of the Company Subsidiaries, on the one hand, and any Company Participant, on the other hand, (y) any agreement between the Company, on the one hand, and any Company Participant, on the other hand, the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (z) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Participant (all such agreements under clauses (x), (y) and (z), collectively, “Company Benefit Agreements”), (D) any entry into any Company Benefit Agreement other than a customary “offer letter” for at-will employment of a Company Participant who is not an executive officer, (E) any payment to any Company Participant of any material benefit not provided for under any Contract, Company Benefit Plan or Company Benefit Agreement other than the payment of cash compensation (including accrued bonuses) in the ordinary course of business consistent with prior practice, (F) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) any Company Stock Plan or any Company Stock

Options or Company RSUs, (G) except as expressly provided in this Agreement, any action to accelerate, or which is reasonably expected to result in the acceleration of, any rights, benefits or funding obligations, or any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, (H) any grant of Company Stock Options, Company RSUs or any other award under any Company Stock Plan or any agreement to grant any Company Stock Option, Company RSU or any other award under any Company Stock Plan, or (I) any other granting by the Company or any of the Company Subsidiaries of any awards or rights under any Company Benefit Plan or Company Benefit Agreement (including the removal of existing restrictions in any Company Benefit Plans or Company Benefit Agreements or agreements or awards made thereunder) other than in the ordinary course consistent with past practice;
     (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or
     (vi) any material elections (or change in any material elections) with respect to Taxes by the Company or any Company Subsidiary, any change in any material method of accounting for Tax purposes by the Company or any Company Subsidiary, or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.
          SECTION 3.09. Taxes. (a) (i) The Company and each of the Company Subsidiaries has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed with respect to the Company and each of the Company Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such material Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) and each of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated or consolidated group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any liability of the Company or any of the Company Subsidiaries for material Taxes not yet due and payable, or which are being contested in good faith, has been adequately provided for in accordance with GAAP on the most recent financial statements contained in the Filed Company SEC Documents for all taxable periods and portions thereof through the date of such financial statements.
          (b) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any of the Company Subsidiaries in

respect of any material Tax or assessment, nor is any written claim for additional material Tax or assessment asserted by any Tax Authority. To the knowledge of the Company, neither the Company nor any Company Subsidiary has been threatened by any Tax Authority to be charged with any material violation of any applicable Tax Law during the past two years. The relevant statute of limitations is closed with respect to the U.S. Federal income Tax Returns of the Company and each of the Company Subsidiaries for all years through September 30, 2004.
          (c) No claim has been received by the Company or any Company Subsidiary from any Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company’s knowledge has any such assertion been threatened.
          (d) (i) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of the Company Subsidiaries that remains in effect as of the date of this Agreement; (iii) there has been no power of attorney with respect to any material Taxes executed or filed with any Tax Authority by or on behalf of the Company or any Company Subsidiary; and (iv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of the Company Subsidiaries.
          (e) No material liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for Liens described in clause (i) of the definition of Permitted Liens.
          (f) The Company and each of the Company Subsidiaries have, within the time and manner prescribed by applicable Law, withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
          (g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (h) During the two year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (i) The Company and, to the extent required, each of the Company Subsidiaries have disclosed on their U.S. Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code.

          (j) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement other than (i) agreements effectuating an allocation of property Taxes, (ii) agreements entered into in the ordinary course of business consistent with prior practice effectuating an allocation of sales or use Taxes or (iii) indemnification agreements or arrangements pertaining to the sale or lease of assets of the Company or any of the Company Subsidiaries.
          (k) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or any other change in the method of accounting.
          (l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4.
          (m) To the Company’s knowledge and based on its transfer pricing documentation (including any applicable transfer pricing studies), all material related party transactions involving the Company or any Company Subsidiary are at arm’s length in material compliance with Section 482 of the Code and the Transfer Regulations promulgated thereunder and any comparable provision of any Tax Law.
          (n) For purposes of this Agreement:
          “Tax Authority” shall mean any U.S. Federal, U.S. state and local, Israeli and other foreign governmental body (including any subdivision, agency or commission thereof) or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.
          “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service (“IRS”) or other Tax Authority.
          “Taxes” shall mean any and all U.S. Federal, U.S. state, local, Israeli, other foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or any of the Company Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.
          SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 5.01(a)(i) through (xxi) and excluding any Company Benefit Agreements, since the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, none of the Company or any of the Company Subsidiaries has materially amended, materially modified or agreed (or announced an intention) to materially amend or modify, any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of the Company Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company Commonly Controlled Entity”), in each case providing benefits to any Company Participant and whether or not subject to United States Law (collectively, the “Company Benefit Plans”, which for the avoidance of doubt shall exclude any Company Benefit Agreements), or has terminated or adopted (or agreed or announced an intention to terminate or adopt) any material Company Benefit Plan, or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans (as defined in Section 3.11(a)), or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code or under any non-U.S. tax Law or regulation.
          SECTION 3.11. Benefit Plans; Excess Parachute Payments. (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all material Company Benefit Plans and all Company Benefit Agreements, including each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA (a “Company Welfare Plan”) and “employee pension benefit plan” (as defined in Section 3(2) of ERISA) whether or not subject to ERISA (a “Company Pension Plan”). The Company has delivered or made available to Parent complete and correct copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any material unwritten Company Benefit Plans or material unwritten Company Benefit Agreements, written descriptions thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description prepared for each Company Benefit Plan, (iv) each trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment and (vi) if applicable, the two most recent actuarial valuations for each Company Benefit Plan. All Company Participant data necessary to administer each Company Benefit Plan and Company Benefit Agreement is in the possession of the Company and is sufficient for the proper administration of the Company Benefit Plans and Company Benefit Agreements in accordance, in all material respects, with their terms and all applicable Laws and such data is complete and correct in all material respects. Each Company Benefit Plan has been administered in all material respects in compliance with its terms. The Company and the Company Subsidiaries and all the Company Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other applicable Laws (in the case of the Company and the Company Subsidiaries, as such Laws relate to the Company Benefit Plans), and the terms of all collective bargaining agreements, if any. All Company Pension Plans intended to be tax-qualified under U.S. Laws have been the subject of determination or opinion letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39) and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of Notice 2001-42) and the Economic Growth and Tax Relief Reconciliation Act of 2001, to the effect that such Company Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) nor has any event occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably expected to affect any such approval or materially increase the costs relating thereto. The Company has delivered or made available to Parent a true, complete and correct copy of each pending application for a determination or approval letter, if any, with respect to each Company Pension Plan.
          (b) Neither the Company nor any Company Commonly Controlled Entity has in the last six years maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or is subject to Title IV of ERISA and neither the Company nor any Company Commonly Controlled Entity could incur any liability under Title IV of ERISA.
          (c) With respect to each Company Welfare Plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former Company Participants) from being amended or terminated without material liability to the Company or any of the Company Subsidiaries at or at any time after the Closing. No Company Welfare Plan is unfunded or, if subject to the Code, funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). No Company Welfare Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute. The Company and the Company Subsidiaries comply in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar U.S. state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or any similar U.S. state statute.
          (d) All material reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. Neither the Company nor any of the Company Subsidiaries has received notice of and, to the knowledge of the Company, there are no pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans or Company Benefit Agreements), suits, actions or proceedings against, or involving or asserting any rights or claims to benefits under, any Company Benefit Plan or Company Benefit Agreement.
          (e) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any of the Company Subsidiaries in accordance with the terms of the Company Benefit Plans and applicable Laws have been timely made. No Company Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Company Benefit Plan or such insurance Contract. Neither the Company nor any of the Company Subsidiaries has incurred, or is reasonably expected to incur, any unfunded liabilities in relation to any Company Benefit Plan, and for any Company Benefit Plan for which funding is not required, all unfunded liabilities have been properly accrued on the Company’s most recent financial statements in accordance with GAAP.
          (f) With respect to each Company Benefit Plan, (i) there has not occurred any prohibited transaction in which the Company or any of the Company Subsidiaries or any of their employees, or to the knowledge of the Company, any trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, has engaged that could subject the Company, any of the Company Subsidiaries or any of their employees, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or a material sanction imposed under Title I of ERISA and (ii) none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any Company Subsidiary or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Transactions.
          (g) The Company and the Company Subsidiaries do not have any liabilities or obligations that are material to the Company and the Company Subsidiaries, taken as a whole, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company.
          (h) No deduction by the Company or any of the Company Subsidiaries in respect of “any applicable remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.
          (i) Other than payments or benefits that may be made to the persons listed in Section 3.11(i) of the Company Disclosure Letter (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of the Company Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”).
          (j) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (i) entitle any Company Participant to severance or termination pay, (ii) accelerate the time of payment or vesting or accelerate exercisability of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.
          (k) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Company Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the Final Regulations issued thereunder, (B) the Proposed Regulations issued thereunder or (C) IRS Notice 2005-1, in the case of clauses (B) and (C), as modified by IRS Notice 2006-79 and Notice 2007-86 (clauses (i) and (ii), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Company Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities, or has been operated in violation of the 409A Authorities. No Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Company Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.
          SECTION 3.12. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, the Company and the Company Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.13 does not relate to matters with respect to Taxes, Company Benefit Plan matters and environmental matters, which are the subject of Sections 3.09, 3.11 and 3.14, respectively.
          SECTION 3.14. Environmental Matters. Except for such matters that individually or in the aggregate have not had, and are not reasonably expected to have, a Company Material Adverse Effect: (a) the Company and each Company Subsidiary is in compliance with all Laws relating to pollution, protection of the environment, natural resources, or human health and safety (collectively, “Environmental Laws”); (b) the Company and each Company Subsidiary hold, and are in compliance with, all permits, licenses, certificates or other approvals required under Environmental Laws for the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted; and (c) to the knowledge of the Company, neither the Company nor any Company Subsidiary has (i) placed, held, located, released, transported or disposed of any Hazardous Materials (as defined below) on, under, from or at any of the Company’s or any Company Subsidiary’s properties or any other property or (ii) received any written claim, notice, inquiry or warning or entered into or agreed to any court decree or order or become subject to any Judgment, in each case relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means any radioactive materials or wastes, petroleum (including any byproduct or fraction thereof), asbestos or asbestos-containing materials, and any other wastes, materials, chemicals or substances which, in relevant form, quantity or concentration, are regulated pursuant to any Environmental Law.
          SECTION 3.15. Title to Properties. (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for (i) any Lien for Taxes not yet due or being contested in good faith by any appropriate proceedings before any court or Governmental Entity, (ii) mechanic’s and other similar statutory liens that do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates, (iii) any Lien disclosed on Schedule 3.15(a) and (iv) any other Lien (other than those securing indebtedness) that does not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates (collectively, “Permitted Liens”). All such assets and properties are free and clear of all Liens except for Permitted Liens.
          (b) Section 3.15(b) of the Company Disclosure Letter contains (i) a correct legal description and street address of all real property (“Owned Real Property”) in which any of the Company or the Company Subsidiaries has a fee simple estate or other ownership interest, with the name of the owning entity being specified, and containing a brief description of the use being made thereof (e.g., a manufacturing plant, a warehouse, office use, vacant land); and (ii) an accurate description of all leases, subleases and licenses of real property (collectively, “Real Property Leases”) pursuant to which any of the Company or the Company Subsidiaries has a leasehold interest or otherwise has a right to occupy the real property demised thereunder (“Leased Real Property”), including (w) the location of each Leased Real Property, (x) the date of each Real Property Lease and of any amendments and supplements thereto, (y) the name of the original lessor and lessee (and, in the event an assignment has occurred, the name of the current lessor and lessee), and (z) the expiration date of the term, and whether there are any extant renewal options (e.g., “one five year renewal option”).
          (c) True and complete photocopies of all Real Property Leases (and all amendments and supplements thereto) have been furnished to Parent. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all material Real Property Leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. None of the Company or the Company Subsidiaries, as applicable, has given or received any notice of default thereunder which is extant (i.e., not cured within the applicable grace period) nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default thereunder. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, and all material Real Property Leases are free and clear of all Liens except for Permitted Liens, and Liens affecting the interest of a third party lessor thereunder (i.e., a lessor other than the Company or a Company Subsidiary).
          SECTION 3.16. Products and Services. Except as would not be material to Salvador Imaging, Inc. (“Salvador”) and its subsidiaries taken as a whole, each of the products and services produced, sold or licensed to a third party by Salvador or any subsidiary of Salvador is, and at all times up to and including the sale thereof has been, (i) in compliance with the terms and requirements of any applicable warranty or other Contract between Salvador or any subsidiary of Salvador, and such third party, (ii) in compliance with applicable Law and (iii) fit for the ordinary purposes for which it is intended to be used. Except for any defects or deficiencies that can be corrected without incurring expense that would be material to Salvador and its subsidiaries taken as a whole, each product that has been sold by Salvador or any subsidiary of Salvador to any person was free of any design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by Salvador or any subsidiary of Salvador were performed in conformance with the terms and requirements of all applicable warranties and other Contracts and with applicable Law, except as would not be material to Salvador and its subsidiaries taken as a whole. No product manufactured or sold by Salvador or any subsidiary of Salvador has been the subject of any recall or other similar action; and to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that has given or is reasonably expected to give rise to or serve as a basis for any such recall or other similar action relating to any such product (with or without notice or lapse of time).
          SECTION 3.17. Intellectual Property. (a) The Company and the Company Subsidiaries own free and clear of all Liens (other than non-exclusive licenses granted by the Company in connection with sales of the products of the Company or

Company Subsidiaries in the ordinary course of business), or are validly licensed or otherwise have the right to use free and clear of all royalties, all Intellectual Property Rights (as defined in Section 3.17(i)) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. With respect to any Intellectual Property Rights licensed to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has any obligation to assign or license back any improvements or derivative works which are made by the Company or a Company Subsidiary in such licensed Intellectual Property Rights. Each Intellectual Property Right owned by the Company or a Company Subsidiary is (i) to the knowledge of the Company, valid and (ii) in full force and effect and has not been abandoned. Section 3.17(a) of the Company Disclosure Letter sets forth a description of all registered Intellectual Property Rights owned by the Company or any Company Subsidiary and all Intellectual Property Rights licensed to the Company (other than licenses to the Company or any Company Subsidiary of standard off-the-shelf commercial software products), in each case which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise misappropriating or violating the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, the business of and Intellectual Property Rights owned by the Company and the Company Subsidiaries do not infringe the rights of any third party with respect to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. None of the Company or any of the Company Subsidiaries has given to any person an indemnity in connection with any Intellectual Property Right other than in connection with sales of the products of the Company or the Company Subsidiaries in the ordinary course of business. The Company and each Company Subsidiary has taken commercially reasonable action in accordance with normal industry practice to protect the Intellectual Property Rights owned by it.
          (b) To the knowledge of the Company, (x) the Company has not disclosed to any person any material confidential source code that is part of the software owned or exclusively licensed by the Company and (y) no person, other than the Company, possesses any current or contingent right to obtain, modify, distribute, disclose or have disclosed to them any material confidential source code that is part of the software owned or exclusively licensed by the Company. No software used or owned by the Company (i) is subject to any ‘copyleft’ obligation or condition or contains any software code that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU General Public License or GNU Lesser General Public License; (ii) contains any software code that is licensed under any terms or conditions that create, or purport to create, obligations requiring the disclosure, distribution or license of all or a portion of the source code for any software owned or used by the Company; (iii) contains any software code that is licensed under any terms or conditions that impose any requirements that any software using, linked with, incorporating, distributed with, based on, derived from or accessing such software code (A) be licensed for the purpose of making derivative works, (B) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (C) be redistributable at no charge; or (iv) is subject to any obligation or condition that could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute its products and services (any of the foregoing items (i), (ii), (iii) or (iv) referred to as “Open Source Materials”). Section 3.17(b) of the Company Disclosure Letter describes the manner in which such Open Source Materials were and/or are used.
          (c) Each former and current employee, agent, consultant or contractor of and to the Company or any Company Subsidiary has executed and delivered to the Company or such Company Subsidiary a confidential information and Intellectual Property Right assignment agreement in substantially the same form as the standard form confidential information and Intellectual Property Right assignment agreement of the Company or Company Subsidiary, as the case may be, a copy of which is set forth in Section 3.17(c) of the Company Disclosure Letter and there has been conveyed to the Company or such Company Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising and all such agreements have been, where relevant, recorded with the United States Patent Office or with the applicable Governmental Entity. No current or former employee, agent, consultant or independent contractor associated with the Company or any Company Subsidiary who has contributed to or participated in the conception and development of Intellectual Property Rights of the Company or such Company Subsidiary has asserted or threatened any claim against the Company or such Company Subsidiary in connection with such person’s involvement in the conception and development of any Intellectual Property Rights of the Company or such Company Subsidiary.
          (d) Neither the Company nor any Company Subsidiary nor any of their respective officers or employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or such Company Subsidiary in the furtherance of its business operations as presently conducted or as proposed to be conducted, which patents or applications have not been assigned to the Company or such Company Subsidiary with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.
          (e) No Trade Secret (as defined in Section 3.17(i)) of the Company or any Company Subsidiary has been disclosed by the Company or any Company Subsidiary or authorized to be disclosed by the Company or any Company Subsidiary to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s or such Company Subsidiary’s proprietary interests in and to such Trade Secrets.
          (f) All Intellectual Property Rights of the Company or any Company Subsidiary are freely transferable, conveyable and/or assignable by the Company or such

Company Subsidiary to Parent without any restriction, constraint, control, supervision or limitation that could be imposed by any Governmental Entity, university, college, educational institution, research center, foundation or similar institution, other than, with respect to Intellectual Property Rights of Salvador, under the Defense Review Laws and the Export Administration Regulations administered by the U.S. Department of Commerce.
          (g) The Company and each Company Subsidiary has obtained all material approvals necessary for the exporting from the country in which any product is developed and the importing to the country in which such product is directed, in accordance with all applicable export and import control regulations and all such export and import approvals throughout the world are in full force and effect.
          (h) None of the Intellectual Property Rights currently owned by the Company was developed by or for or on behalf of, or using grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property Rights owned by the Company. No current or former employee, agent, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property Right owned by the Company, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (i) For purposes of this Agreement:
          “Intellectual Property Rights” shall mean patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, computer programs, Trade Secrets and other proprietary intellectual property rights.
          “Trade Secrets” shall mean (a) any idea, formula, algorithm, design, pattern, compilation, program, specification, data, device, method, technique, process or other know-how, and (b) any other financial, marketing, customer, pricing and cost confidential and proprietary information, which, in the case of both (a) and (b), is related to the business of the Company or the Company Subsidiaries and, that derives, in the Company’s reasonable opinion, independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
          SECTION 3.18. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2003, neither the Company nor any Company Subsidiary has been the subject of any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.
          SECTION 3.19. Contracts; Debt Instruments. (a) Set forth in Section 3.19(a) of the Company Disclosure Letter is a list, as of the date of this Agreement, of (i) all Contracts of the Company or any of the Company Subsidiaries with any of the ten largest customers of the Company and the Company Subsidiaries (determined on the basis of aggregate revenues received by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended March 31, 2008), (ii) all sales agencies Contracts, sales representatives Contracts and distributorship Contracts of the Company or any of the Company Subsidiaries, (iii) all Contracts with suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to purchase over the next twelve months from the date of this Agreement or has purchased in the twelve months ended March 31, 2008, either on an individual Contract-basis or in the aggregate, at least $500,000 in goods or services, (iv) all Contracts with sole suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to purchase over the next twelve months from the date of this Agreement or has purchased in the twelve months ended March 31, 2008, either on an individual Contract-basis or in the aggregate, at least $200,000 in goods or services, (v) all outsourcing Contracts of the Company or any Company Subsidiary, (vi) all Contracts pursuant to which the Company or any Company Subsidiary licenses or has an obligation to buy or sell any Intellectual Property Rights to or from a third party (other than (x) licenses to the Company or any Company Subsidiary of standard off-the-shelf commercial software products and (y) licenses of intellectual property included in the Company’s products as they are sold in the ordinary course of business), (vii) all strategic alliance, joint venture, partnership and joint marketing Contracts of the Company or any Company Subsidiary, (viii) all Contracts of the Company or any Company Subsidiary for the indemnification of directors or officers, (ix) all Contracts of the Company or any Company Subsidiary under which the Company has agreed either to outsource any material research and development program or to perform research and development for a third party, (x) all Contracts with “most favored nation” provisions or similar preferential arrangements, (xi) (A) all Contracts of the Company or any Company Subsidiary to which Lam Toshima Solar LLC (“LT Solar”) or any of its other affiliates, members, officers, employees, agents or controlling persons is a party, (B) all guarantees by the Company or any Company Subsidiary of any indebtedness or other obligations of LT Solar and (C) all “keep well” or other Contracts of the Company or any Company Subsidiary to maintain any financial statement condition of LT Solar or any arrangement having the economic effect of a guarantee (each an “LT Solar Contract” and collectively, the “LT Solar Contracts”), (xii) (A) all Contracts between Salvador or any subsidiary of Salvador, on the one hand, and the Company or any Company Subsidiary (other than Salvador or any subsidiary of Salvador), on the other hand, (B) all guarantees by the Company or any Company Subsidiary (other than Salvador or any subsidiary of Salvador) of any indebtedness or other obligations of Salvador or any subsidiary of Salvador, (C) all “keep well” or other Contracts of the Company or any Company Subsidiary (other than

Salvador or any subsidiary of Salvador) to maintain any financial statement condition of Salvador or any subsidiary of Salvador or any arrangement having the economic effect of a guarantee, (D) all Contracts of the Company or any Company Subsidiary that limit or impose restrictions upon the sale or disposition of Salvador or any subsidiary of Salvador and (E) all Contracts of Salvador or any subsidiary of Salvador that are material to the Company and the Company Subsidiaries, taken as a whole (each, a “Salvador Contract” and collectively, the “Salvador Contracts”) and (xiii) all other Contracts that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that for purposes of clause (xiii), with respect to any Contract the materiality or immateriality of which would be determined solely by the Company’s annual expenditure or receipts, the standard of materiality shall be $1,000,000; and provided, further, that in the case of each of clauses (i) through (xiii) above, “Contract” shall be deemed to exclude any Contract as to which there are no remaining material obligations or remaining obligations of the types referred to in clauses (iv), (v), (vii) through (xi) and (xii)(A)-(D) above to be performed by any party thereto (each Contract of the type described in clauses (i) through (x) and clause (xiii), “Company Material Contracts”). The Company has made available to Parent complete and correct copies of all Company Material Contracts, LT Solar Contracts and Salvador Contracts.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect:
     (i) all Company Material Contracts, LT Solar Contracts and Salvador Contracts are valid, binding and in full force and effect and are enforceable by the Company or the relevant Company Subsidiary in accordance with their terms;
     (ii) neither the Company nor any Company Subsidiary is in breach or default under any Company Material Contract, LT Solar Contracts or Salvador Contracts and, to the Company’s knowledge, no other party to any of the Company Material Contracts, LT Solar Contracts or Salvador Contracts is in breach or default thereunder;
     (iii) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound; and
     (iv) neither the Company nor any Company Subsidiary is a party to any Contract the terms of which preclude, limit, restrict or impair the ability of the Company or any Company Subsidiary to conduct its business in the ordinary course consistent with prior practice or to enter into any other lines of business.
          (c) Set forth in Section 3.19(c) of the Company Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Section 3.19(c), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.
          SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other similar person, other than Credit Suisse, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other Transactions (including the fees of Credit Suisse and the fees of the Company’s legal counsel) have been disclosed to Parent. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Credit Suisse relating to the Merger and the other Transactions.
ARTICLE IV
Representations and Warranties of Parent and Sub
          Parent and Sub, jointly and severally, represent and warrant to the Company that:
          SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and, where relevant, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to perform its obligations under this Agreement and consummate the Transactions, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably expected to have a Parent Material Adverse Effect (as defined in Section 9.03(a)). Parent has delivered to the Company true and complete copies of the memorandum of association of Parent, as amended to the date of this Agreement (as so amended, the “Parent Memorandum of Association”), and the articles of association of Parent, as amended to the date of this Agreement (as so amended, the “Parent Articles”), and the comparable charter and organizational documents of Sub, as amended through the date of this Agreement.
          SECTION 4.02. Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. All of the outstanding capital stock of, or other voting securities or ownership interests in, Sub is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction.
          SECTION 4.03. Parent SEC Documents; Undisclosed Liabilities. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since October 1, 2007 (the “Parent SEC Documents”).
          (b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later filed Parent SEC Document. The consolidated financial statements of Parent included in the Parent SEC Documents complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect.

          SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub and the consummation of the Merger does not require any vote of the shareholders of Parent. Parent, as the indirect shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.
          SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not conflict with or result in any violation of any provision of, or cause an event that, with or without notice or lapse of time or both, could become a violation of, (i) the Parent Memorandum of Association, the Parent Articles or the comparable charter or organizational documents of Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or Sub other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the HSR Act, (B) the Monopoly Regulation and Fair Trade Act of South Korea, (C) the Fair Trade Act of Taiwan, (D) the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan, and (E) as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China and the Anti-Monopoly Law of the People’s Republic of China, (ii) compliance with and legally required filings under any Defense Review Laws, (iii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Merger Filing with the Secretary of State of the State of California and (v) such other items (A) that may be required under the applicable Law of any foreign country (other than Israel), (B) required (x) solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (y) as a result of the actions taken pursuant to

Sections 6.05(a)(i) and 6.05(a)(ii) or (C) that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 4.07. Financing. Parent, Sub and the Surviving Corporation will have, or will have access to, funds available sufficient to consummate the Transactions and, at the Effective Time, to pay the Merger Consideration and perform their respective obligations under this Agreement. Parent has provided to the Company a true, complete and correct copy of an executed commitment letter (as the same may be amended or replaced in accordance with Section 6.11, the “Financing Commitment”) from an Israeli bank whose identity has been disclosed to the Company (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount up to $185,000,000 (the “Financing”). The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of each of the parties thereto, including the Lender. As of the date of this Agreement, (i) the Financing Commitment has not been amended, modified, withdrawn or rescinded in any respect, (ii) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term or condition of the Financing Commitment and (iii) Parent reasonably believes that it will be able to satisfy the material conditions to the Financing contemplated by the Financing Commitment and that the Financing will be made available to Parent on the Closing Date. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including in any side letter or similar arrangement), other than as set forth in or contemplated by the Financing Commitment.
          SECTION 4.08. Withholding. No amount of the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement who is not a tax resident of Israel is required to be deducted and withheld from the payment of such consideration under Israeli tax Law.

ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent or withholding of consent shall be communicated by Parent to the Company within a reasonable timeframe):
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions (whether in cash, stock, equity securities or property) by a direct or indirect wholly owned subsidiary of the Company to its parent or to the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (ii) issue, deliver, sell, grant, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to (A) any shares of its capital stock, including any restricted shares, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, including any Company Stock Options or Company RSUs, or enter into other agreements or commitments of any character obligating it to issue any such share or convertible or exchangeable security, or (D) any “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards or performance units, other than the (1) issuance of Company Common Stock upon the exercise of

Company Stock Options outstanding on the date hereof and in accordance with their terms on the date hereof, (2) issuance of Company Common Stock upon the vesting of Company RSUs outstanding on the date hereof and in accordance with their terms on the date hereof, (3) issuance of Company Common Stock upon the exercise of purchase rights under the ESPP in accordance with their terms on the date hereof and pursuant to an offering that has been commenced on or prior to the date hereof and (4) grant of Company RSUs to employees hired after the date hereof in a manner and amount consistent with past practice; provided, however, that (x) any grant of Company RSUs under this clause (4) may not contain any provision that would provide for acceleration of vesting upon (A) the consummation of the Merger or (B) termination of grantee’s employment with the Company or any Company Subsidiary after the consummation of the Merger, and (y) the number of shares of Company Common Stock issuable upon the vesting of Company RSUs granted under this clause (4) each month shall not exceed 10,000 shares (the “New Grant Cap”), and that any unused shares remaining at the conclusion of each month below the New Grant Cap shall be added to the New Grant Cap for the subsequent month, and provided further that the shares underlying any RSUs forfeited upon termination of employment of any employees of the Company or any of the Company Subsidiaries after the date of this Agreement shall also be added to the New Grant Cap;
     (iii) amend the Company Charter, Company By-laws or other comparable charter or organizational documents with respect to the Company Subsidiaries;
     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (1) purchases of inventory and raw materials in the ordinary course of business consistent with prior practice and (2) capital expenditures permitted under clause (xiv) below;
     (v) enter into (A) any joint ventures or strategic partnerships, (B) any strategic alliances, other than in the ordinary course of business consistent with past practice, or (C) any arrangement that provides for the exclusivity of territory or otherwise restricts the Company’s and/or any Company Subsidiary’s ability to compete or to offer or sell any products or services;
     (vi) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law, or as required pursuant to the terms of Company Benefit Plans and Company Benefit Agreements in effect on the date of this Agreement, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of the Company Subsidiaries and one or more

Company Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any Company Participant, other than in the ordinary course of business consistent with past practice to employees who are not executive officers, in connection with promotions of such employees, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice to employees who are not executive officers within the meaning of the U.S. Federal securities laws, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any Company Participants, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option or Company RSU, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;
     (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or revalue any of its assets, except insofar as may have been required by GAAP or a change in GAAP;
     (viii) sell, lease (as lessor) or otherwise dispose of or subject to any Lien (other than Liens described in clause (i) or (ii) of the definition of Permitted Liens) any material properties or assets, except sales of inventory in the ordinary course of business consistent with prior practice; or license any properties or assets other than in the ordinary course of business consistent with past practice;
     (ix) incur any indebtedness for borrowed money, except for short-term borrowings (not by Salvador or any subsidiary of Salvador) of less than $500,000 incurred in the ordinary course of business consistent with prior practice;
     (x) issue or sell any debt securities or warrants or options or calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;
     (xi) guarantee any indebtedness or other obligations of LT Solar, Salvador, any subsidiary of Salvador or any other person;

     (xii) enter into any “keep well” or other agreement to maintain any financial statement condition of LT Solar, Salvador, any subsidiary of Salvador or any other person or enter into any arrangement having the economic effect of a guarantee;
     (xiii) (A) make any loans, advances or capital contributions to, or investments in, any person other than a wholly-owned Company Subsidiary or (B) make any loans, advances or capital contributions to, or investments in, Salvador or any subsidiary of Salvador other than cash capital contributions not in excess of $400,000 per month;
     (xiv) make or agree to make any capital expenditure or capital expenditures (A) that is in excess of $100,000 in respect of Salvador and its subsidiaries or (B) that is in excess of $500,000 per fiscal quarter, beginning with the fiscal quarter ending September 30, 2008, in respect of the Company and Company Subsidiaries other than Salvador and its subsidiaries;
     (xv) make or change any material Tax elections, settle or compromise any material Tax liability or refund, change any material method of accounting for Tax purposes or file any materially amended Tax Return;
     (xvi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with prior practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with prior practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) except as provided in Section 5.02(a), waive the benefits of, or agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party or beneficiary;
     (xvii) (A) modify, amend or terminate any Company Material Contract or enter into any Contract which would have been a Company Material Contract had it been in existence on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice, or (B) modify, amend or terminate any LT Solar Contract or Salvador Contract or enter into any Contract that would have been a LT Solar Contract or Salvador Contract had it been in existence on the date of this Agreement;
     (xviii) subject to any action taken in accordance with Section 5.02, take any action or permit any of the Company Subsidiaries to take any action (or omit to take any action) the purpose of which is to impair in any material respect the Company’s ability to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;
     (xix) transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property Rights of the Company and/or any Company Subsidiary, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided, however, that in no event shall the Company or any Company Subsidiary license on an exclusive basis or sell any Intellectual Property Rights of the Company or any Company Subsidiary (other than non-exclusive licenses of any Intellectual Property Rights of the Company or any Company Subsidiary in connection with the sale of the Company’s products in the ordinary course of business);
     (xx) form, establish or acquire any subsidiary; or
     (xxi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably expected to, result in any condition to the Merger set forth in Article VII not being satisfied, except as otherwise permitted by Section 5.02 or 8.01.
          (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has or is reasonably expected to have a Company Material Adverse Effect.
          SECTION 5.02. No Solicitation by the Company. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a Superior Company Proposal (as defined in Section 5.02(e)) or a Company Takeover Proposal that the Company Board reasonably believes may lead to a Superior Company Proposal and that in either case was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Superior Company Proposal and its Representatives pursuant to a confidentiality agreement that, except with respect to any standstill or similar provisions, is not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provisions) and (y) participate in discussions with such person and its representatives regarding any such Superior Company Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any person who is a director, officer or employee of the Company or any Company Subsidiary or any other Representative authorized to act on behalf of the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal. Notwithstanding any other provision of this Agreement (including the provisions of Section 5.01), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, waive standstill provisions in effect with a third party in response to an unsolicited request from such third party for such a waiver, if (1) the Company Board immediately discloses to Parent the fact of the waiver and the identity of the third party, (2) the third party has first either made a Superior Company Proposal or has expressed to the Company an intention to make a Company Takeover Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Company Proposal and (3) the waiver is limited to making a Company Takeover Proposal.
          (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose to withdraw or modify in a manner adverse to Parent or Sub, the approval by the Company Board of this Agreement or the Merger or the Company Board Recommendation (as defined in Section 6.01(c)), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval the Company Board determines in good faith after consultation with outside counsel that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its recommendation that the Company’s shareholders give the Company Shareholder Approval.
          (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover

Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status (including any change to the details) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after delivery thereof to the third party making such Company Takeover Proposal any nonpublic information relating to the Company that has not already been provided to Parent.
          (d) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law. Notwithstanding anything in this Section 5.02(d) or the last sentence of Section 5.02(b), but except as provided in Section 8.01(f), the Company Board may not take any action that would result in the Company’s shareholders no longer being legally capable under the CGCL of validly approving this Agreement.
          (e) For purposes of this Agreement:
          “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.
          “Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
ARTICLE VI
Additional Agreements
          SECTION 6.01. Preparation of the Company Proxy Statement; Shareholder Meeting. (a) As soon as practicable following the date of this Agreement, and in any event no later than three weeks after such date, the Company shall prepare and file with the SEC the Company Proxy Statement in preliminary form. The Company shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall use its reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC and in any event, no later than two weeks after clearance by the SEC. The Company shall provide Parent a reasonable opportunity to review and comment on any filing of, or amendment or supplement to, the Company Proxy Statement by providing a draft to Parent of such documents a reasonable time prior to their filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall promptly supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement.
          (b) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Company Proxy Statement which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement the Company shall promptly notify Parent of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Company Proxy Statement, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.
          (c) The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Board Recommendation”) and shall include such recommendation in the Company Proxy Statement, except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation as permitted by Section 5.02(b).
          (d) The Company’s obligations in this Section 6.01 (other than pursuant to the second sentence of Section 6.01(c)) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its recommendation that the Company’s shareholders give the Company Shareholder Approval; provided, however, that the Company’s obligations in this Section 6.01 shall be suspended if the Company provides notice to Parent as permitted by Section 8.05(b) for so long as the Superior Company Proposal giving rise to such notice remains a Superior Company Proposal.
          SECTION 6.02. Access to Information; Confidentiality. To the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, consultants and other representatives of Parent, reasonable access during normal business hours and upon reasonable prior notice during the Pre-Closing Period to all its properties, books, contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or any Company Subsidiary and, during such period, the Company shall, and shall cause each Company Subsidiary to, make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. Federal or U.S. state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford access or furnish such copies or other information if doing so would, or is reasonably expected to, subject the Company to liability under, or constitute a violation of, applicable Law or any confidentiality obligation to a third party. Without limiting the generality of the foregoing, the Company shall, within two Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Sections 1600 and 1601 of the CGCL (assuming such holder meets the requirements of such sections). All information exchanged pursuant to this Section 6.02 shall be subject to the amended and restated mutual non-disclosure agreement dated as of April 3, 2008 between the Company and Parent (the “Confidentiality Agreement”), and Parent shall cause its advisors and representatives who receive such information to agree to hold such information in confidence in accordance with the terms of the Confidentiality Agreement.
          SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary and within its power to prevent a takeover statute or similar statute or regulation from becoming applicable to any Transaction or this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary and within its power to ensure that the Merger and the other

Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.
          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, in each case such as would cause the condition set forth in Section 7.02(a) not to be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such as would cause the condition set forth in Section 7.02(b) not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          (c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition, premerger notification or trade regulation law, regulation or order of any applicable jurisdiction (“Antitrust Laws”, which for the avoidance of doubt shall not include any Defense Review Laws) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations, consents, commitments or other actions in furtherance of the consummation of the Merger that, individually or in the aggregate, (i) have not had and are not reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect or (ii) involve the disposition of, an agreement to hold separate (including by establishing a trust or otherwise), or other restrictions, limitations, consents or commitments with respect to, a portion of the flat panel display business of Parent or the Company that is not material to Parent and its subsidiaries, taken as a whole, in the case of actions that relate to Parent’s flat panel display business or to the Company and the Company Subsidiaries, taken as a whole, in the case of actions that relate to the Company’s flat panel display business.
          (d) To the extent necessary to obtain clearance from the Committee on Foreign Investment in the United States (“CFIUS”) (whether in the form of written advice from CFIUS that the Merger is not subject to its review, a determination by CFIUS not to undertake an investigation of the Merger, a recommendation by CFIUS, after investigation, that the President take no action with respect to the Merger, a determination by CFIUS, after investigation, that no action by the President with respect to the Merger is warranted, or a determination by the President to take no action with respect to the Merger), or to avoid an action or proceeding by, any Governmental Entity under any of (i) the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, and related regulations (“Exon-Florio”); (ii) the regulations and/or other requirements of the National Industrial Security Program and/or the U.S. Department of Defense Security Service; or (iii) the Arms Export Control Act and International Traffic in Arms Regulations of the U.S. Department of State (collectively, “Defense Review Laws”), Parent shall take or commit to take some or all of the following actions: (A) (x) sell or arrange for sale of Salvador within a reasonable amount of time following the consummation of the Merger; (y) maintain and operate Salvador as a separate, ongoing business as a supplier of high-performance digital cameras, which will include maintaining the books, records, classified information and other controlled information regarding Salvador’s sales and customer information separate, distinct and apart from Parent and the Surviving Corporation’s other operations, including under a proxy arrangement or voting trust (other than to the extent that such information is necessary for Parent or the Surviving Corporation to comply with applicable Law); (z) ensure that restrictions satisfactory to the applicable Governmental Entities are placed on all classified or other controlled information held by Salvador in order to prevent such information from being communicated or delivered to Parent; or (B) take any other action that is not reasonably expected to have a material adverse effect on Salvador, excluding from this clause (B) any action with respect to any business or asset of Parent or the Company other than Salvador. For the avoidance of doubt, in determining whether any action taken under clause (B) is reasonably expected to have a material adverse effect on Salvador, the actions described in clauses (A)(x), (A)(y) and (A)(z) will be disregarded.
          (e) In connection with and without limiting the foregoing, (i) the Company and Parent shall submit a joint voluntary notice within 15 days following the date of this Agreement and thereafter any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the Merger, (ii) Parent shall take responsibility for preparation and submission of the Joint Filing, (iii) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.03(e), to respond to any inquiries from CFIUS, any member agency of CFIUS or any other interested Governmental Entity in a timely fashion and to take all reasonable steps to cause CFIUS to conclude its review and, if undertaken, investigation, without referring the Merger to the President of the United States and (iv) each of Parent and the Company agrees to promptly notify the other of any communication from or with any of the Governmental Entities in connection with the review of the Merger under Exon-Florio listed in clause (iii), which notice will include copies of any written or electronic communication and the material content of any verbal communication, and to respond as promptly as practicable to any request for information from any of such Governmental Entities.
          (f) In connection with the foregoing, the Company shall submit within 15 days following the date of this Agreement to the Office of Defense Trade Controls a notification of the Transactions in substantially the form contemplated by the

International Traffic in Arms Regulations of the U.S. Department of State (22 C.F.R. Part 122.4(b)) (“ITAR”).
          (g) Nothing in this Section 6.03 shall require Parent to (i) give any consent under Section 5.01 to any action or omission by the Company, except for such consents as Parent may be required to grant pursuant to Section 6.03(c) or 6.03(d), or (ii) agree to amend or waive any provision of this Agreement.
          SECTION 6.04. Obligations of Sub. Parent shall cause Sub, or any direct or indirect subsidiary of Parent that may be substituted for Sub pursuant to Section 1.01, to timely perform its obligations under this Agreement.
          SECTION 6.05. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of ordinary shares, NIS 0.14 nominal (par) value per share, of Parent (the “Parent Ordinary Shares”), rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share rounded up to the nearest whole cent equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the number of Parent Ordinary Shares deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an “Adjusted Option”); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code (“qualified stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code;
     (ii) adjust the terms of all outstanding Company RSUs to provide that, at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be deemed to constitute a restricted stock unit with respect to, on the same terms and conditions as were applicable under such Company RSU, the number of Parent Ordinary Shares, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Exchange Ratio (each, as so adjusted, an “Adjusted RSU”);

     (iii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld);
     (iv) ensure that, after the Effective Time, no Company Stock Options, Company SARs or Company RSUs may be granted under any Company Stock Plan;
     (v) ensure the approval, for purposes of Rule 16b-3 under the Exchange Act, of the transactions contemplated by this Section 6.05 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 under the Exchange Act; and
     (vi) with respect to the ESPP, ensure that (A) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (B) no offering period shall be commenced after the date of this Agreement, (C) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate five Business Days prior to the day on which the Effective Time occurs, and all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (D) the ESPP shall terminate immediately following such purchases of Company Common Stock.
          (b) At the Effective Time, and subject to compliance by the Company with Section 6.05(a), Parent shall assume all the obligations of the Company under the Adjusted Options and the Adjusted RSUs and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and the Adjusted RSUs appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Adjusted Options and the Adjusted RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.05 after giving effect to the Merger).
          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Adjusted Options and the Adjusted RSUs assumed in accordance with this Section 6.05. As soon as reasonably practicable after the Effective Time (but in no event later than ten Business Days following the Effective Date), Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Ordinary Shares equal to the number of shares subject to such Adjusted Options and the Adjusted RSUs or (ii) assume such Adjusted Options and the Adjusted RSUs (in a manner that maintains the contractual terms of such Adjusted Options and the

Adjusted RSUs as set forth above) under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Option or Adjusted RSU may remain outstanding.
          (d) In this Agreement:
          “Company RSU” means any restricted stock unit with respect to Company Common Stock granted under any Company Stock Plan or otherwise.
          “Company SAR” means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.
          “Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan or otherwise, excluding purchase rights under the ESPP.
          “Company Stock Plans” means the Company’s 2005 Equity Incentive Plan, 2006 Non-Employee Directors’ Stock Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2001 Equity Incentive Plan, the Amended and Restated 1995 Stock Option Plan, 1987 Stock Option Plan, 2005 Employee Stock Purchase Plan (the “ESPP”) and the CR Technology, Inc. 1991 Stock Option Plan.
          “Exchange Ratio” means the quotient obtained by dividing the Company Common Stock Price by the average closing price per share of Parent Ordinary Shares on the NASDAQ on the five trading days immediately preceding the Closing Date.
          SECTION 6.06. Benefit Plans. (a) For a period of one year after the Effective Time, Parent shall provide or cause the Surviving Corporation to provide employee benefits and base salary to non-director employees of the Company and the Company Subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries (the “Continuing Employees”) that, taken as a whole, are comparable in the aggregate to the employee benefits and base salary provided to such employees immediately prior to the Effective Time; provided, however, that (i) neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and (ii) no plans or arrangements of the Company or any of the Company Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are comparable in the aggregate.
          (b) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (each a “Parent

Subsidiary”) (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized for purposes of any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits.
          (c) Parent shall waive, or cause to be waived, any pre-existing condition, waiting period or exclusion limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition, waiting period or exclusion limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          (d) The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no Company Participant or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 6.06 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any Parent Subsidiary. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries, and nothing herein shall be construed as an amendment to any Company Benefit Plan or Company Benefit Agreement for any purpose. No provision of this Section 6.06 shall require Parent to continue the employment of any employee of the Company or any Company Subsidiary for any specific period of time following the Effective Time.
          SECTION 6.07. Indemnification. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective articles of incorporation, by-laws, other organizational documents or indemnification agreements existing as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to assume the obligations with respect to such rights to indemnification. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and other assets to any person, (iii) transfers any material portion of its assets in a single transaction or in a series of transactions or (iv) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in this Section 6.07, then, and in each such case, Parent shall either (A) guarantee, expressly assume, or shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume, the obligations set forth in this Section 6.07 or (B) take such other action to insure that the ability of the Surviving Corporation to satisfy such obligations will not be diminished in any material respect. Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and By-laws (or other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and By-laws (or other similar organizational documents) of the Company immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law.
          (b) Prior to the Effective Time, the Company shall purchase “tail” officers’ and directors’ liability insurance policies, which by their terms shall survive the Merger and shall provide each Indemnified Person with coverage for six years following the Effective Time on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance (“Tail Policies”); provided, however, that the aggregate premium for such Tail Policies shall not be greater than 150% of the annual premium paid by the Company for such existing insurance (such 150% amount, the “Maximum Premium”), and provided, further, that if the Maximum Premium is not sufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent and the Surviving Corporation shall comply with their respective obligations under the Tail Policies. The Company represents and warrants to Parent that the Maximum Premium is $615,600.
          (c) The provisions of this Section 6.07 are intended to be in addition to the rights otherwise available to the Indemnified Persons by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by the Indemnified Persons, their heirs and their representatives as third-party beneficiaries.
          SECTION 6.08. Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Company Proxy Statement shall be paid by the Company.
          (b) The Company shall pay to Parent a fee of $9,000,000, if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(d); (iii) any person makes a Company Takeover Proposal that was publicly disclosed prior to the Shareholders Meeting, but not publicly withdrawn prior to the date of the Shareholders Meeting, and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); or (iv) any person makes a Company Takeover Proposal that was not withdrawn on or before the Outside Date (as defined in Section 8.01(b)) and the Company Shareholder Approval is not obtained prior to termination of this Agreement; and, in the case of each of clauses (iii) and (iv), this Agreement is terminated (other than termination pursuant to Section 8.01(f)) and within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clauses (iii) and (iv) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).
          (c) Parent shall pay to the Company a fee of $9,000,000, if the Company terminates this Agreement pursuant to Section 8.01(g). Any fee due under this Section 6.08(c) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.
          (d) The Company shall reimburse Parent and Sub for their reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a maximum reimbursement of $2,000,000, if this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(c) unless the Company is required to pay and actually pays to Parent a fee pursuant to Section 6.08(b) in connection with such termination. Any amounts paid pursuant to this Section 6.08(d) shall be credited against any fee subsequently payable under Section 6.08(b).
          SECTION 6.09. Public Announcements. Parent, Sub and the Company have agreed on the form of press release attached as Exhibit A to this Agreement which is to be issued upon signing of this Agreement. Parent and Sub, on the one hand, and the Company, on the other hand, shall otherwise consult with each other before issuing or permitting their respective affiliates to issue, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue or permit their respective affiliates to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
          SECTION 6.10. Certain Tax Matters. (a) During the period from the date of this Agreement to the Effective Time, (i) the Company and each Company Subsidiary shall timely file all Tax Returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and (ii) the Company and each

Company Subsidiary shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any material Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          (b) The Company shall deliver to Parent at or prior to Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the date of the Closing.
          SECTION 6.11. Financing. (a) Parent and Sub shall use their best efforts to satisfy all conditions applicable to Parent and Sub in the Financing Commitment and to consummate the Financing no later than the Outside Date. Solely in the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, Parent shall use its best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable good-faith judgment of Parent) as promptly as practicable following the occurrence of such event but in no event later than the Outside Date. Parent shall promptly provide the Company with the documentation evidencing any replacement or alternative sources of financing and shall give the Company prompt notice (but in any event within two Business Days) of any material breach by any party to the Financing Commitment or any termination of the Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the Financing (or replacements thereof) and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitment (or replacements thereof) without first consulting with the Company or, if such amendment would or would be reasonably expected to prevent, delay or hinder Parent’s and/or Sub’s ability to consummate the Transactions, without first obtaining the Company’s prior written consent. For the avoidance of doubt, if the Financing (or any replacement or alternative financing) has not been obtained, Parent and Sub shall continue to be obligated to consummate the Merger and the other Transactions on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Article VII and to Parent’s rights and obligations under Article VIII.
          (b) The Company shall and shall cause the Company Subsidiaries and their respective Representatives to provide all reasonable cooperation in connection with the Financing as may be reasonably requested by Parent, which cooperation shall include provision of such information regarding the Company as is reasonably requested by the Lender or other financial institution providing the Financing, review and consultation with respect to the preparation of all agreements, offering memoranda and other documentation (including review of schedules for completeness) required in connection with the Financing and attendance and participation at meetings by telephone and in person with respect to syndication and marketing as is reasonably requested by Parent; provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation in response to any request that is not a customary request of a target company in a leveraged acquisition transaction.
ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.
          (b) Governmental Approvals. Any waiting period (and any extension thereof) or consent applicable to the Merger under the HSR Act, the Monopoly Regulation and Fair Trade Act of South Korea, the Fair Trade Act of Taiwan, the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan and, as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China or the Anti-Monopoly Law of the People’s Republic of China, shall have been terminated or shall have expired in the case of any waiting period, or shall have been obtained in the case of any consent. Any consents, approvals and filings under any other foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger and is reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect (disregarding clauses (i)(A) and (v) of the proviso to the definition thereof), shall have been obtained or made. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Merger shall have been obtained or filed or shall have occurred.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.
          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect. For purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity relating to Antitrust Laws, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock and seeking to restrain or prohibit the consummation of the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of the Parent Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (disregarding clauses (i)(A) and (v) of the proviso to the definition thereof).
          (d) Exon-Florio. The period of time for any review process by CFIUS (including, if deemed appropriate by CFIUS, any investigation) shall have expired or been terminated, and CFIUS shall have provided a written notice to the effect that: (a) the Transactions are not subject to Exon-Florio; (b) the review of the Transactions has concluded and there are no issues of national security sufficient to warrant investigation; or (c) an investigation has been conducted and CFIUS has recommended or determined that no action by the President is warranted; or the President shall have made a determination not to take any action with respect to the Transactions.
          (e) Absence of Company Material Adverse Effect. Except as disclosed in Section 7.02(e) or 3.08 of the Company Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.
          (f) ITAR Filing. The Company shall have provided to the Office of Defense Trade Controls a notification of the Transactions in accordance with Section 6.03(f) and (i) 60 days shall have passed after the date that the Company provided such ITAR notice or (ii) the Office of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent in connection with the consummation of the Merger.
          (g) Resignation of Company Directors. Parent shall have received the written resignation, in a form reasonably acceptable to Parent, of each person who serves as a director of the Company immediately prior to the Effective Time.
          (h) Dissenters Rights. Demands for payment shall not have been filed with respect to 10% or more of the outstanding shares of Company Common Stock pursuant to Chapter 13 of the CGCL.
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger is not consummated on or before December 26, 2008 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that either Parent or the Company may elect to extend the term of this Agreement until not later than March 26, 2009, if the expiration of any waiting period or any consents, approvals or filings needed to satisfy the conditions set forth in Sections 7.01(b) and 7.02(d) shall not have occurred or been made or obtained, as the case may be, by the Outside Date;

     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
     (iii) if, upon a vote at a duly held meeting, or postponement or adjournment thereof, to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;
          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement or any of the Company’s representations and warranties contained in this Agreement is or becomes untrue, which breach or failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (d) by Parent:
     (i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes to withdraw or modify, in a manner adverse to Parent or Sub, the Company Board Recommendation or its approval of this Agreement or the Merger, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or
     (ii) if following the public announcement of any Company Takeover Proposal, the Company Board fails to reaffirm publicly and unconditionally the Company Board Recommendation to the Company’s shareholders that they give the Company Shareholder Approval within 20 days of Parent’s written request for such public reaffirmation, which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal;
          (e) by the Company, if Parent breaches or fails to perform in any material respect any of its covenants contained in this Agreement which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; and

          (g) by the Company in accordance with Section 8.05(c); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event that the fee provided for in Section 6.08(b) is payable and is actually paid by the Company to Parent, such payment shall constitute the exclusive remedy of Parent and Sub for breaches of this Agreement or other claims that relate to the Transactions. In the event that the fee provided for in Section 6.08(c) is payable and is actually paid by Parent to the Company, such payment shall constitute the exclusive remedy of the Company for breaches of this Agreement or other claims that relate to the Transactions.
          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders and (ii) except as provided above no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.
          (b) The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board shall have determined in good faith after consultation with outside counsel that it is necessary for the Company Board to withdraw its recommendation that the Company’s shareholders give the Company Shareholder Approval in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determination described in clause (ii) above, (iv) after at least three Business Days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination referred to in clause (ii) above, (v) the Company has not breached Section 5.02 in any respect that lead to, facilitated or aided the making of such Superior Company Proposal, (vi) the Company pays the fee due under Section 6.08(b) simultaneously with or prior to such termination and (vii) the Company Board concurrently approves, and immediately thereafter the Company enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.
          (c) The Company may terminate this Agreement pursuant to Section 8.01(g) only if (i) the condition set forth in Section 7.02(d) has not been waived by Parent or satisfied, (ii) all other conditions set forth in Article VII have been satisfied or waived on or prior to the Closing Date, except for any condition that by its nature cannot be satisfied until at or immediately prior to the Closing, (iii) the Company has notified Parent in writing that it intends to terminate this Agreement pursuant to Section 8.01(g) if the condition set forth in Section 7.02(d) is not waived by Parent or satisfied and (iv) after at least three Business Days following receipt by Parent of the notice referred to in clause (iii) above, the condition set forth in Section 7.02(d) has not been waived by Parent or satisfied.
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Sub, to:
Orbotech Ltd.
Sanhedrin Boulevard, North Industrial Zone
P.O. Box 215
Yavne 81101, Israel
Fax: +972 (8) 942 3533
Attention: Arie Weisberg
                    President and Chief Operating Officer
with a copy to:
Tulchinsky Stern Marciano Cohen & Co.
Museum Tower 4
Berkowitz St.
Tel Aviv 64238, Israel
Fax: +972 (3) 607 5050
Attention: David Cohen
and
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: +1-212-474-3700
Attention: Richard Hall
          (b) if to the Company, to
Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Fax: +1-408-226-9910
Attention: Jeffrey Hawthorne,
                    President and Chief Executive Officer
with a copy to:

Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Fax: +1-408-360-3559
Attention: Carl Straub
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Fax: +1-650-752-2111
Attention: William M. Kelly
          SECTION 9.03. Definitions. (a) For purposes of this Agreement:
          An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
          A “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
          A “Company Material Adverse Effect” means (a) a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement within a reasonable period of time or to consummate the Merger and the other Transactions within a reasonable period of time; provided, however, that for purposes of Article VII, none of the following occurring after the date of signing of this Agreement shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect under clause (a) above: (i) any adverse effect arising from or otherwise relating to (A) the announcement, pendency or consummation of the Merger and the other Transactions; (B) general economic, business, financial or market conditions in any of the jurisdictions or regions in which the Company or any Company Subsidiary conducts business, to the extent that such conditions do not have a disproportionate effect on the Company or any Company Subsidiary or (C) any condition or event that generally affects any of the industries or industry sectors in which the Company or any Company Subsidiary operates, to the extent that such condition or event does not have a disproportionate effect on the Company or any Company Subsidiary; (ii) any adverse effect arising from or otherwise relating to fluctuations in the value of any currency; (iii) any adverse effect arising from or otherwise relating to any act of terrorism or war, any regional, national or international calamity, natural disaster or any other similar event, to the extent that such event does not result in material damage to any of the assets or facilities of the Company or any Company Subsidiary (for the avoidance of doubt, with such materiality measured in reference to the Company and the Company Subsidiaries taken as a whole); (iv) any adverse effect arising from any changes (after the date of this Agreement) in GAAP; (v) any adverse effect arising from the taking of any action that is expressly required by this Agreement, excluding from this clause (v) actions (including non-actions) required to be taken or not to be taken under Section 5.01; (vi) in and of itself, any failure of the Company to meet internal or analysts’ expectations or projections, excluding from this clause (vi) the events giving rise to such failure; or (vii) in and of itself, any decline in the Company’s stock price, excluding from this clause (vii) the events giving rise to such decline.
          A “material adverse effect” on a party means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.
          A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement within a reasonable period of time or a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions within a reasonable period of time.
          A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
          A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
          (b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“409A Authorities”	3.11(k)
“Adjusted Option”	6.05(a)
“Adjusted RSU”	6.05(a)
“affiliate”	9.03(a)
“Agreement”	Preamble
“AJCA”	3.11(k)
“Antitrust Laws”	6.03(c)
“Business Day”	9.03(a)
“Certificates”	2.02(b)
“CFIUS”	6.03(d)
“CGCL”	1.01
“Closing”	1.02
“Closing Date”	1.02
“Code”	2.02(g)

Definition	Location
“Company”	Preamble
“Company Benefit Agreements”	3.08(iv)
“Company Benefit Plans”	3.10
“Company Board”	3.04(b)
“Company Board Recommendation”	6.01(c)
“Company By-laws”	3.01
“Company Charter”	3.01
“Company Common Stock”	Recitals
“Company Common Stock Price”	2.01(c)
“Company Commonly Controlled Entity”	3.10
“Company Disclosure Letter”	Article III
“Company Material Adverse Effect”	9.03(a)
“Company Material Contracts”	3.19(a)
“Company Nonqualified Deferred Compensation Plan”	3.11(k)
“Company Participant”	3.08(iv)
“Company Pension Plan”	3.11(a)
“Company Preferred Stock”	3.03(a)
“Company Proxy Statement”	3.05(b)
“Company RSU”	6.05(d)
“Company SAR”	6.05(d)
“Company SEC Documents”	3.06(a)
“Company Shareholder Approval”	3.04(c)
“Company Stock Option”	6.05(d)
“Company Stock Plans”	6.05(d)
“Company Subsidiaries”	3.01
“Company Takeover Proposal”	5.02(e)
“Company Welfare Plan”	3.11(a)
“Confidentiality Agreement”	6.02
“Consent”	3.05(b)
“Continuing Employees”	6.06(a)
“Contract”	3.05(a)
“Defense Review Laws”	6.03(d)
“Dissenting Shares”	2.01(d)
“Effective Time”	1.03
“Environmental Laws”	3.14(a)
“ERISA”	3.11(a)
“ESPP”	6.05(d)
“Exchange Act”	3.05(b)
“Exchange Fund”	2.02(a)
“Exchange Ratio”	6.05(d)
“Exon Florio”	6.03(d)
“Filed Company SEC Documents”	3.08
“Financing”	4.07

Definition	Location
“Financing Commitment”	4.07
“GAAP”	3.06(b)
“Grant Date”	3.03(a)
“Governmental Entity”	3.05(b)
“Hazardous Materials”	3.14(c)
“HSR Act”	3.05(b)
“Indemnified Persons”	6.07(a)
“Intellectual Property Rights”	3.17(i)
“IRS”	3.09(n)
“ITAR”	6.03(f)
“Joint Filing”	6.03(e)
“Judgment”	3.05(a)
“Law”	3.05(a)
“Leased Real Property”	3.15(b)
“Lender”	4.07
“Liens”	3.02(a)
“LT Solar”	3.19(a)
“LT Solar Contracts”	3.19(a)
“material adverse effect”	9.03(a)
“Maximum Premium”	6.07(b)
“Merger”	Recitals
“Merger Consideration”	2.01(c)(2)
“Merger Filing”	1.03
“NASDAQ”	3.05(b)
“New Grant Cap”	5.01(a)
“Open Source Materials”	3.17(b)
“Outside Date”	8.01(b)
“Owned Real Property”	3.15(b)
“Parachute Gross Up Payment”	3.11(i)
“Parent”	Preamble
“Parent Articles”	4.01
“Parent Board”	4.04(b)
“Parent Material Adverse Effect”	9.03(a)
“Parent Memorandum of Association”	4.01
“Parent Ordinary Shares”	6.05(a)
“Parent SEC Documents”	4.03(a)
“Parent Subsidiary”	6.06(b)
“Paying Agent”	2.02(a)
“Permitted Liens”	3.15(a)
“person”	9.03(a)
“Post-Signing Returns”	6.10(a)
“Pre-Closing Period”	5.01(a)
“Primary Company Executives”	3.11(i)

Definition	Location
“qualified stock options”	6.05(a)
“Real Property Leases”	3.15(b)
“Representatives”	5.02(a)
“Salvador”	3.16
“Salvador Contracts”	3.19(a)
“SEC”	3.05(b)
“Securities Act”	3.06(b)
“Shareholders Meeting”	6.01(c)
“Sub”	Preamble
“subsidiary”	9.03(a)
“Superior Company Proposal”	5.02(e)
“Surviving Corporation”	1.01
“Tail Policies”	6.07(b)
“Tax Authority”	3.09(n)
“Taxes”	3.09(n)
“Tax Returns”	3.09(n)
“Trade Secrets”	3.17(i)
“Transactions”	1.01
“Voting Company Debt”	3.03(b)
          SECTION 9.04. Interpretation; Company Disclosure Letter. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.
          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.07, are not intended to confer upon any person other than the parties any rights or remedies.
          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of California are mandatorily applicable to the Merger.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Enforcement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall in such event be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the United States District Court for the Southern District of New York; provided, however, that if (and only after) such Court determines that it lacks subject matter jurisdiction over any such suit, legal action or proceeding, such suit, legal action or proceeding shall be brought in any New York state court sitting in the Borough of Manhattan. Each party hereto hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it at its address for notices pursuant to this Agreement. To the fullest extent permitted by Law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. Each party expressly waives any right to trial by jury with respect to any suit, legal action or proceeding arising out of or relating to this Agreement.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ORBOTECH LTD.,

by /s/ Yochai Richter

Name: Yochai Richter
Title: Active Chairman of the Board of Directors

by /s/ Raanan Cohen
Name: Raanan Cohen
Title: Chief Executive Officer

PDI ACQUISITION, INC.,

by /s/ Yochai Richter
Name: Yochai Richter
Title: Active Chairman of the Board of Directors

by /s/ Raanan Cohen
Name: Raanan Cohen
Title: Assistant Secretary

PHOTON DYNAMICS, INC.,

by /s/ Jeffrey A. Hawthorne
Name: Jeffrey A. Hawthorne
Title: President and Chief Executive Officer

LIST OF OMITTED SCHEDULES CONTAINED IN THE COMPANY DISCLOSURE LETTER

Schedule Section	Description

Section 3.01	Organization, Standing and Power

Section 3.02	Company Subsidiaries; Equity Interests

Section 3.03	Capital Structure

Section 3.05	No Conflicts; Consents

Section 3.06	Company SEC Documents; Undisclosed Liabilities

Section 3.08	Absence of Certain Changes or Events

Section 3.09	Taxes

Section 3.11	Benefit Plans; Excess Parachute Payments

Section 3.12	Litigation

Section 3.13	Compliance with Applicable Laws

Section 3.14	Environmental Matters

Section 3.15	Title to Properties

Section 3.17	Intellectual Property

Section 3.19	Contracts; Debt Instruments

Section 5.01	Conduct of Business